UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

June 22, 2020

Fellow Shareholders:

We cordially invite you to participate in our 2020 virtual Annual Meeting of Shareholders on Thursday, August 6, 2020 at 3:30 p.m. Central Daylight Time. Due to the COVID-19 pandemic the 2020 Annual Meeting is being held via Webcast and telephone for the safety of all participants.

The items of business are described in our Proxy Statement. The Proxy Statement and other materials are available from www.nve.com/AnnualReports, or by using the appropriate QR Code below.

You can listen live on the Internet (visit www.nve.com/investorEvents.php or use the appropriate QR Code below). You can participate or ask questions by calling 973-638-3208, or toll-free in the U.S. 877-303-6919. We will post product demonstrations to our YouTube channel at www.YouTube.com/NveCorporation.

Thank-you for your support of NVE Corporation.
Sincerely,
Curt A. Reynders
Chief Financial Officer and Secretary

www.nve.com/investorEvents.php	www.nve.com/AnnualReports	www.YouTube.com/NveCorporation

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 6, 2020:
1) The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders, 2) Shareholder Letter, and 3) Annual Report on Form 10-K for the year ended March 31, 2020 are available at www.nve.com/AnnualReports.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, AUGUST 6, 2020

GENERAL INFORMATION

VOTING INFORMATION

VOTING METHODS

EQUITY COMPENSATION PLAN INFORMATION

SECURITY OWNERSHIP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

FINANCIAL STATEMENTS

PROPOSAL 1. ELECTION OF BOARD OF DIRECTORS

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Prohibitions of Pledging, Hedging, and Other Derivative Transactions
Whistleblower Protection
Board Leadership Structure and Role in Risk Oversight
Board Independence
CEO Succession Planning
Meeting Attendance and Executive Sessions of Independent Directors
Board Committees
Audit Committee Report
Director Qualifications
The Role of Diversity in Choosing Board Candidates
Shareholder Nominees
Shareholder Communications With the Board and Director Attendance at Annual Meetings
Code of Ethics
Director Compensation

PROPOSAL 2. ADVISORY RESOLUTION REGARDING NAMED EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

COMPENSATION OVERVIEW

EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year End

PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE DISCLOSURE
Fees Billed to Us by Our Independent Registered Public Accounting Firm During Fiscal 2020 and 2019
Audit Committee Independence and Preapproval Policy

i

11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, AUGUST 6, 2020
GENERAL INFORMATION

      This Proxy Statement is furnished to shareholders of NVE Corporation, a Minnesota corporation (“NVE” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of shareholders to be held via telephone on Thursday, August 6, 2020 at 3:30 p.m. Central Daylight Time, and at any adjournment or postponements of the meeting (the “2020 Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of Proxy were first mailed or made accessible to our shareholders on the Internet on or about June 22, 2020.

How to Participate
     You can listen live on the Internet (visit www.nve.com/investorEvents.php), or participate by calling 973-638-3208 or toll-free 877-303-6919 in the U.S. Voting your shares during the meeting will require proof of ownership, which you can provide by electronically mailing an image of your proxy and a government-issued form of photo identification to investor@nve.com at the appropriate time in the meeting. If you are a shareholder of record, the proxy should be from us with a label indicating your shareholder number and number of shares held. If you are a shareholder through a broker or bank, the proxy should be a form called a “Legal Proxy” that you can request through your broker or bank. In accordance with Nasdaq guidance on Webcast annual meetings, shareowners will also have an opportunity to ask questions of Management via telephone.

“Householding” of Documents
     We are sending only one Letter to Shareholders, Annual Report on Form 10-K, Proxy Statement, and Notice of Internet Availability of Proxy Materials to eligible shareholders who share a single address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If registered shareholders residing at addresses with other registered shareholders wish to receive separate annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials in the future, they may contact Curt A. Reynders, our Secretary, at telephone number (952) 829-9217, or by mail to the address at the top of this page. You can also request delivery of single copies of our documents if you are receiving multiple copies.

Other Matters and Proposals of Shareholders
     Our Board is not aware that any matter other than those described in this Proxy Statement will be presented for action at the 2020 Annual Meeting. If, however, other matters do properly come before the 2020 Annual Meeting, the persons named in our vote form intend to vote the proxied shares in accordance with their best judgment on those matters. If any matters properly come before the shareholders at our 2020 Annual Meeting, but we did not receive notice of it prior to May 10, 2020, the persons named in our vote form for the 2020 Annual Meeting will have the discretion to vote the proxied shares on such matters in accordance with their best judgment.

     Proposals of shareholders intended to be presented at the 2020 Annual Meeting must have been received by our Secretary at our executive offices in Eden Prairie, Minnesota, no later than February 22, 2020 for inclusion in our proxy statement and proxy relating to that annual meeting. Proposals must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. We suggest the proposal be submitted by certified mail with return receipt requested. On receiving any such proposal, we will determine whether or not to include it in our proxy statement and proxy in accordance with the regulations governing the solicitation of proxies. Shareholders who intend to present a proposal at the 2020 Annual Meeting without including such proposal in our proxy statement must provide us with notice of such proposal no later than May 10, 2020. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
VOTING INFORMATION

     Only shareholders of record at the close of business on June 12, 2020 are entitled to execute proxies or to vote at the 2020 Annual Meeting. As of that date there were outstanding 4,835,038 shares of our common stock, $0.01 par value per share (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to the matters mentioned in this Proxy Statement and any other matters that may properly come before the 2020 Annual Meeting. A majority of the outstanding shares of Common Stock represented by proxy or by telephone and entitled to vote is required to approve Proposal 1. If there is not a quorum at the 2020 Annual Meeting, our Bylaws specify that each director shall hold office for the term for which he is elected and until his successor shall be elected and qualified. The affirmative vote of a majority of the voting power is required to approve Proposals 2 and 3. Proxies indicating abstention from a vote and broker non-votes will be counted toward determining whether a quorum is present at the 2020 Annual Meeting. Broker non-votes will not be counted toward determining whether a proposal has been approved.

Solicitation and Revocability of Proxies
     We will pay the costs and expenses of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by our directors, officers, and regular employees personally or by telephone, but these people will not be specifically compensated for those services.

     Proxies are solicited on behalf of the Board of Directors. Any shareholder giving a proxy in such form may revoke it either by submitting a new vote form or by completing a ballot at the meeting at any time before it is exercised. Such proxies, if received in time for voting and not revoked, will be voted at the 2020 Annual Meeting in accordance with the specification indicated thereon. If no specification is indicated on a proxy, such proxy will be voted in favor of each proposal described in this proxy statement. Persons who hold shares through a broker or other intermediary should consult that party for the procedures to be used for revoking a vote.

VOTING BEFORE THE MEETING

     Most of our shareholders vote before the Annual Meeting. If you are a shareholder through a broker or bank, you may vote your shares by mail, Internet, or telephone through August 5, the day before the meeting. If you are a shareholder of record, you may vote your shares by mail only. If at the close of business on June 12, 2020 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, then you are a shareholder of record.

Voting by Mail
     To vote by mail, mark your selections on the vote form, date and sign your name exactly as it appears on your vote form, and mail the vote form in the enclosed postage-paid envelope. Your proxy must be received by August 5 for your vote to be counted.

Voting by Internet or Telephone
     If you are a shareholder through a broker or bank, you may vote via Internet or telephone by following the instructions in the Notice Regarding the Availability of Proxy Materials. Internet and telephone voting is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on August 5, 2020. You may also revoke your proxy at any time before the day of the Annual Meeting.

Electronic Enrollment
     If you are a shareholder through a broker or bank, you can enroll to receive notice of future meetings via e-Delivery at www.proxyvote.com.
VOTING DURING THE MEETING

     In accordance with Minnesota Statutes Section 302A.436, Remote Communications for Shareholder Meetings, voting your shares during the meeting will require proof of ownership. You can provide such proof by electronically mailing an image of your proxy and a government-issued form of photo identification to investor@nve.com at the appropriate time in the meeting. If you are a shareholder of record, the proxy should be from us including the label indicating your shareholder number and number of shares held. If you are a shareholder through a broker or bank, the proxy should be a form called a “Legal Proxy” that you can request through your broker or bank.

EQUITY COMPENSATION PLAN INFORMATION

     We have no securities to be issued under equity compensation plans not approved by our shareholders. The following table summarizes Common Stock that may be issued as of March 31, 2020 on the exercise of options under our 2000 Stock Option Plan, as amended:

Plan Category	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	24,000	$71.58	131,230
Equity compensation plans not approved by security holders	-	-	-
Total at March 31, 2020	24,000	$71.58	131,230

SECURITY OWNERSHIP

     The following table shows the number of our shares of Common Stock beneficially owned as of June 12, 2020 by (i) each person or group known by us to beneficially own more than five percent of our outstanding Common Stock, (ii) each director, (iii) each named executive officer set forth in the summary compensation table, and (iv) all of the directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067	647,864	(2)	13.4%

Mairs and Power, Inc. 332 Minnesota St. W-1520, St. Paul, MN 55101	440,358	(3)	9.1%

BlackRock Inc. 55 East 52nd Street, New York, NY 10055	344,968	(4)	7.1%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	280,039	(5)	5.8%

Daniel A. Baker	81,186		1.7%

Curt A. Reynders	2,871		*

Peter G. Eames	-		*

Patricia M. Hollister	8,040	(6)	*

Terrence W. Glarner	6,200	(7)	*

Richard W. Kramp	6,000	(8)	*

Gary R. Maharaj	6,000	(8)	*

All directors and named executive officers as a group (seven persons)	110,297		2.3%

*Less than 1%
(1)	Includes shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above.

(2)	Based on information contained in Schedule 13F filed with the SEC on May 15, 2020. According to that Schedule, Kayne Anderson Rudnick Investment Management, LLC (“KAR”) had no voting authority for 10,812 shares. According to a Schedule 13G/A filed by Virtus Investment Advisers, Inc. with the SEC February 13, 2020, as of December 31, 2019 KAR beneficially owned 642,803 shares; Virtus Investment Advisers, Inc., 532,375 shares; and Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund, 483,690 shares. That filing also reported shared voting and investment powers of KAR, 532,375 shares; Virtus Investment Advisers, Inc., 532,375 shares; and Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund, 483,690 shares.

(3)	Based on information contained in Schedule 13F filed with the SEC on May 15, 2020. According to that Schedule, Mairs and Power, Inc. had no voting authority for 51,282 shares.
(4)	Based on information contained in Schedule 13F filed with the SEC on May 1, 2020, which included BlackRock Inc. and a number of subsidiaries. According to the Schedule, BlackRock Inc. had no voting authority for a total of 4,985 shares.

(5)	Based on information contained in Schedule 13F filed with the SEC on May 15, 2020. According to the Schedule, The Vanguard Group had no voting authority for 269,926 shares.
(6)	Includes 7,000 shares issuable on the exercise of options that are currently exercisable.
(7)	Includes 5,000 shares issuable on the exercise of options that are currently exercisable.
(8)	Consists solely of shares issuable on the exercise of options that are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

      Our Audit Committee reviews and approves our proxy statement and the information it contains.

     In our past two fiscal years (since April 1, 2018), there has not been any transaction, or is there any currently proposed transaction, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

Review and Approval of Related Party Transactions
     The audit committee is responsible for reviewing and approving (with the concurrence of a majority of the disinterested members of the Board of Directors) any related party and affiliated party transactions as provided in the Amended and Restated Audit Committee Charter adopted by the Board of Directors of NVE Corporation on May 15, 2008. In addition, NASDAQ Listing Rule 5630(a) provides that all related party transactions must be reviewed for conflicts of interest by the audit committee. In accordance with policies adopted by the audit committee, the following transactions must be presented to the audit committee for its review and approval:
1.	Any transaction in which the Company was or is to be a participant (within the meaning of Securities and Exchange Commission (SEC) Regulation S-K, Item 404(a)), and a related person (as defined in Regulation S-K Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K Item 404(a)).

2.	Any contract or other transaction between the Company and one or more directors of the Company, or between the Company and an organization in or of which one or more directors of the Company are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes Section 302A.255.

     In addition to the Company’s Board of Directors complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the audit committee. If a proposed transaction covered by the policy involves a member of the audit committee, such member may not participate in the audit committee’s deliberations concerning, or vote on, such proposed transaction. Prior to approving any proposed transaction covered by the policy, the following information concerning the proposed transaction will be fully disclosed to the audit committee:
1.	The names of all parties and participants involved in the proposed transaction, including the relationship of all such parties and participants to the Company and any of its subsidiaries.
2.	The basis on which the related person is deemed to be a related person within the meaning of Regulation S-K Item 404(a), if applicable.
3.	The material facts and terms of the proposed transaction.
4.	The material facts as to the interest of the related person in the proposed transaction.
5.	Any other information the audit committee requests concerning the proposed transaction.

     The audit committee may require that all or any part of such information be provided to it in writing. The audit committee may approve only those transactions covered by the policy that a majority of the members of the audit committee in good faith determine to be (i) fair and reasonable to the Company, (ii) on terms no less favorable than could be obtained by the Company if the proposed transaction did not involve a director or the related person, and (iii) in the best interests of the Company.

FINANCIAL STATEMENTS

     Our financial statements for the fiscal year ended March 31, 2020 are included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which was filed with the SEC on May 6, 2020 and accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated into this proxy statement or is to be considered proxy-soliciting material. Our Annual Report on Form 10-K, this Proxy Statement, and our Shareholder Letter are available at www.nve.com/AnnualReports. On written request we will provide a copy of our Annual Report on Form 10-K without charge to anyone receiving a copy of this proxy statement. Such written requests should be addressed to Curt A. Reynders, our Secretary, at the address on the cover page of this Proxy Statement.

PROPOSAL 1. ELECTION OF BOARD OF DIRECTORS

     There are five nominees to the Board, all of whom are presently directors of the Company and have been nominated for election by the Board. All directors are to be elected at the Annual Meeting to serve until the 2021 Annual Meeting of shareholders. The Board has no reason to believe that any of the nominees will be unable to serve as a director. The individuals named as proxies intend to vote for the nominees listed in this proxy statement. If any nominee should be unable to serve as a director, the individuals named as proxies intend to vote for the election of such person or persons as the Board may recommend.

     Our directors’ skills, experience, and demographics are summarized below:
Board of Directors
	Terrence W. Glarner	Daniel A. Baker	Patricia M. Hollister	Richard W. Kramp	Gary R. Maharaj
Skills and Experience
Director experience at other publicly-traded companies	•	•		•	•
Senior executive experience (e.g., CEO or CFO) at a publicly traded company		•	•	•	•
Experience in electronics or semiconductor industries	•	•	•	•
Experience in the medical device industry	•	•		•	•
Financial expert	•	•	•	•	•
Experience aligning compensation with strategy and performance	•	•	•	•	•
Independent of Management	•		•	•	•
Demographic Background
Board Tenure	21 years	19 years	16 years	6 years	6 years
Age	77	62	60	74	56
Educational Background	English; Law	Engineering; Business	Accounting	Engineering	Physics; Engineering; Business
Enhances the diversity of the Board (e.g., gender, race, ethnicity, and culture)			•		•

     Biographical information is provided as follows:

      Terrence W. Glarner, age 77, has been a director since 1999 and Chairman of the Board since January 2001. Since 1993, Mr. Glarner has been President of West Concord Ventures, Inc., a venture capital company. He has served as a director of several other publicly traded companies in the past. He was also a director of Bremer Financial Corp., a privately held company, until retiring in 2018. Mr. Glarner has a B.A. in English from the University of St. Thomas, a J.D. from the University of Minnesota School of Law, and is a Chartered Financial Analyst. Mr. Glarner’s extensive experience as a director of publicly traded companies, his experience as a director of semiconductor industry companies, his financial expertise, and his legal training qualify him to serve as Chairman of the Board.

     Daniel A. Baker, age 62, has been a director and NVE’s President and CEO since 2001. Dr. Baker has more than 40 years of executive and engineering experience. From 1993 until joining NVE he was President and CEO of Printware, Inc., now known as Printware LLC, which manufactures and markets high-speed imaging systems. Prior to being named President and CEO, he was Printware’s Vice President of Sales, Marketing, and Product Development. He was a Printware director from 1993 until June 2000. Printware was publicly traded beginning with its initial public stock offering in 1996 through Dr. Baker’s tenure. He also served as Director of Electronic Development for Minntech Corporation (now known as MEDIVATORS, a Cantel Medical Company) and Director of Engineering for Percom Data Corporation. Dr. Baker holds Ph.D. in biomedical engineering and MBA degrees from the University of Minnesota, and a B.S. in biomedical engineering from Case Western Reserve University. Dr. Baker’s more than 35 years experience as an executive in publicly traded technology companies, his understanding of our business gained through his role as our President and CEO, and his educational background in engineering and finance qualify him to serve as a director.

     Patricia M. Hollister, age 60, has been a director since 2004. She was Director of Finance for TEL FSI, Inc. (now TEL Manufacturing and Engineering of America, Inc., or “TMEA”) until retiring in 2016. TMEA designs, manufactures, markets, and supports equipment used in the fabrication of microelectronics. Ms. Hollister served as chief financial officer of FSI International Inc. (“FSI”) from 1998 until it was acquired by TEL in 2012. FSI was publicly traded until it was acquired. Prior to joining FSI in 1995, Ms. Hollister was employed by KPMG LLP, where she served for more than 12 years on various audit and consulting engagements, most recently as a Senior Manager. Ms. Hollister holds a BS in Accounting from St. Cloud State University. Her experience in the semiconductor industry, her experience as an executive officer of a publicly traded company, her experience with audits of publicly traded companies, and her educational background in accounting qualify her to serve as a director and Audit Committee chair.

     Richard W. Kramp, age 74, has been a director since 2014. Mr. Kramp was the CEO and a director of Synovis Life Technologies, Inc., a diversified medical device company, from January 2007 to February 2012. Synovis was publicly traded until it was purchased by Baxter International, Inc. in February 2012. Mr. Kramp served as President of Synovis from June 2006 to January 2007, and from August 2004 to May 2006, he served as President and Chief Operating Officer of the former interventional business unit of Synovis. Prior to joining Synovis, Mr. Kramp served as the President and Chief Operating Officer of Medical CV, Inc., a medical-device company, and before that, as its Vice President of New Product Development. From 1988 to 2003, Mr. Kramp served as President and Chief Operating Officer, and then President and CEO, as well as a director of ATS Medical, Inc. (now part of Medtronic, Inc.). Mr. Kramp served as National Sales Manager, then as Director of Sales and Marketing, and then as Vice President of Sales and Marketing for St. Jude Medical, Inc. (now part of Abbott Laboratories) from 1978 to 1988. Prior to that, Mr. Kramp held engineering positions with Cardiac Pacemakers, Inc. (now part of Boston Scientific, Inc.). He was also a director of Vascular Solutions, Inc., a publicly traded medical device company, from May 2013 until its acquisition by Teleflex Corporation in February 2017. He previously served on the board of Rochester Medical Corporation when it was a publicly-held medical device company. Mr. Kramp holds a Bachelor’s Degree in Electrical Engineering from Marquette University. Mr. Kramp’s extensive experience in the medical device industry, his director, executive, sales, marketing, and engineering experience, and his engineering education qualify him to serve as a director.

     Gary R. Maharaj, age 56, has been a director since 2014. Mr. Maharaj has been a director, President, and CEO of SurModics, Inc. since 2010. SurModics is a publicly traded company that provides technologies to enable the performance and enhance the functionality of medical devices and in vitro diagnostics. Prior to joining SurModics, Mr. Maharaj served as President and CEO of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. Mr. Maharaj holds an MBA from the University of Minnesota, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies. Mr. Maharaj’s over 30 years experience in the medical technology industry, his experience as an executive officer and director of a publicly traded company, and his scientific and engineering education qualify him to serve as a director.

     The Board unanimously recommends a vote FOR each of the director-nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
     We operate under written Corporate Governance Guidelines, which are available through the “Investors” section of our Website (www.nve.com).

Prohibitions of Pledging, Hedging, and Other Derivative Transactions
     No director or named executive officer (or such person’s designees) is permitted to (i) pledge or margin our securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of our securities. This prohibition includes securities granted as compensation or otherwise held.

Whistleblower Protection
     In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, we provide a means for the confidential, anonymous submission of concerns about accounting or auditing matters to the Audit Committee. Our policies provide protection for “whistleblowers.”

Board Leadership Structure and Role in Risk Oversight
     Our Board currently consists of five directors, including our independent Chairman of the Board, Mr. Glarner, and our CEO, Dr. Baker. We have had separate Chairman and CEO roles since 2001, when Dr. Baker became CEO and Mr. Glarner was elected chairman. We currently believe that separating these roles enhances the accountability of the CEO to the board and strengthens the board’s independence from management. According to our bylaws, the CEO’s responsibilities include general active management and presiding at meetings of the Board and of the shareholders. Our bylaws do not specify the Chairman’s duties, but our practice has been for the Chairman to provide Board oversight, approve board meeting schedules and agendas, preside over independent director meetings, and serve as liaison between the CEO and independent directors.

     Our Board oversees management in identifying, prioritizing, and assessing a range of financial, operational, and business risks, and formulating plans to mitigate risks. Our Board considers risks when considering plans and discussing management reports, and our Audit Committee considers risks including those related to our internal controls over financial reporting and risks related to our investments. The Audit Committee meets with our independent registered public accounting firm without the CEO, CFO, or other company management present at least quarterly. We currently believe that our relatively small Board with primarily independent directors and an independent Chairman supports our Board’s oversight of risk management, and that such a board can communicate better, be more involved, and act more quickly than a larger board.

Board Independence
     The Board has determined that each of our directors and director candidates, except Dr. Baker, are independent as defined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and NASDAQ Listing Rule 5605(a)(2). In making this determination, the Board has concluded that none of these members has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Furthermore, each of our directors has disclosed that they have no agreements or arrangements with any person or entity other than the Company, relating to compensation or other payment in connection with such person’s candidacy or service as a director (so-called “golden leashes,” as defined under NASDAQ Rule 5250(b)(3)).

CEO Succession Planning
     At least annually, the Board reviews a formal succession plan addressing the policies and principles for selecting a successor to the CEO and key executive officers, either in an emergency situation or the ordinary course of business. The succession plan includes an assessment of the experience, performance, skills, and planned career paths for possible successors.

Meeting Attendance and Executive Sessions of Independent Directors
     The Board met seven times in fiscal 2020 (fiscal years referred to in this document end March 31), and each director attended at least 75% of the meetings of the Board and of the committees on which they serve. As a matter of policy, the independent directors meet without the CEO or other company management present at every regular board meeting.

Board Committees
     The Board has three standing committees: the Audit, Compensation, and Nominating/Corporate Governance committees, each of which is comprised solely of independent directors. The committees are governed by written charters, which are available through the “Investors” section of our Website (www.nve.com). The committees review and assess the adequacy of their charters annually. This table summarizes committee memberships:
	Terrence W. Glarner	Daniel A. Baker	Patricia M. Hollister	Richard W. Kramp	Gary R. Maharaj
Audit Committee	•		•		•
Compensation Committee	•		•	•
Nominating/Corporate Governance	•		•	•	•

Audit Committee
     The Audit Committee currently consists of three independent directors: Ms. Hollister (Committee Chair), Mr. Glarner, and Mr. Maharaj. Our Board has determined that each member meets the criteria of “audit committee financial experts” as that term is defined under Regulation S-K Item 407, and that they are financially sophisticated under NASDAQ Listing Rule 5605(c)(2)(A). The Audit Committee met seven times in fiscal 2020. The primary responsibilities of the Audit Committee are to appoint, compensate, and oversee our auditors. The Audit Committee was also involved in the selection of Boulay’s lead engagement partner. The Report of the Audit Committee, including a description of the functions of the Committee, is included in this Proxy Statement. The Audit Committee charter is available on our website at http://www.nve.com/GovernanceLinks/auditcharter.htm.

Compensation Committee
     The Compensation Committee currently consists of Mr. Glarner (Committee Chair), Ms. Hollister, and Mr. Kramp, and met once in fiscal 2020. Our Board has determined that each member or proposed member of the Compensation Committee are “independent” as defined under NASDAQ Listing Rule 5605(d)(2)(A). The Compensation Committee charter prohibits members from accepting directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include fees received as a member of the Board or any board committee. The Compensation Committee reviews and sets compensation guidelines for executive officers and other senior management, and the composition and levels of participation in incentive compensation and fringe benefits for all employees. The Compensation Committee also oversees administration of our 2000 Stock Option Plan, as amended. The Compensation Committee charter is available on our website at http://www.nve.com/GovernanceLinks/compcharter.htm.

Nominating/Corporate Governance Committee
     The Nominating/Corporate Governance Committee currently consists of all our independent directors: Mr. Glarner (Committee Chair), Ms. Hollister, Mr. Kramp, and Mr. Maharaj. The Nominating/Corporate Governance Committee met five times in fiscal 2020. The Committee’s functions include selection of candidates for our Board, select members of various committees, and address corporate governance matters. The Nominating/Corporate Governance Committee charter is available on our website at http://www.nve.com/GovernanceLinks/ngccharter.htm.

     Our process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Nominating/Corporate Governance Committee and CEO. Candidates can be forwarded to the Committee by members of our Board or our CEO. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to serve as management’s nominees for election by the shareholders at the Annual Meeting. The Committee will also consider candidates recommended by shareholders. To date we have not engaged any third party to assist in identifying or evaluating potential nominees.

Audit Committee Report
     In connection with the financial statements for the fiscal year ended March 31, 2020, the Audit Committee has reviewed and discussed the audited financial statements and the effectiveness of internal control over financial reporting with management and Boulay. Boulay represented that its presentations to the Audit Committee included the matters required to be discussed with the independent registered public accounting firm by applicable Public Company Accounting Oversight Board (PCAOB) rules regarding “Communication with Audit Committees.” Boulay also provided the Audit Committee the letter and written disclosures required by Auditing Standard No. 16, Communications with Audit Committees, and the Audit Committee discussed with Boulay the firm’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2020 filed with the SEC. The Board approved this inclusion.

AUDIT COMMITTEE MEMBERS
Patricia M. Hollister	Terrence W. Glarner	Gary R. Maharaj

Director Qualifications
     In evaluating candidates, the Board will require that candidates possess, at a minimum, a desire to serve on the Company’s Board, an ability to contribute to the effectiveness of the Board, an understanding of the function of the board of a public company and relevant industry knowledge and experience. In addition, while not required of any one candidate, the Board would consider favorably industry experience, expertise in business or financial matters, and prior experience serving on the management or boards of publicly traded companies. In evaluating any candidate for director nominee, the Board will also evaluate the contribution of the proposed nominee toward compliance with NASDAQ Stock Market corporate governance requirements concerning board composition.

The Role of Diversity in Choosing Board Candidates
     Our goal is to identify the best-qualified director nominees and neither our Board nor our Nominating/Corporate Governance Committee have policies requiring the consideration of diversity in identifying nominees. All of our directors have extensive experience as either directors or senior managers of publicly traded companies. Our Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference in selecting director candidates and we believe that directors that contribute to gender, race, ethnicity, or cultural diversification help make an effective Board.

Shareholder Nominees
     Shareholder proposals for nominations to the Board should be submitted to the Nominating/Corporate Governance Committee at our offices, 11409 Valley View Road, Eden Prairie, Minnesota, 55344. To be considered by the Board for nomination at the next succeeding annual meeting, nominations must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the mailing of the notice of the preceding year’s annual meeting. Shareholders’ proposals must provide the following information for each nominee: (i) the name, age, business address, and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the number of shares of our stock owned by the person; (iv) the written and acknowledged statement of the person that such person is willing to serve as a director; and (v) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the candidate had been nominated by or on behalf of the Board.

     Candidates recommended by shareholders will be considered under the same standards as candidates that are identified by the Nominating/Corporate Governance Committee. No shareholders submitted director nomination proposals in connection with this year’s Annual Meeting.

Shareholder Communications With the Board and Director Attendance at Annual Meetings
     Shareholders and others who wish to communicate with our Board as a whole or any individual director, may write to them at our offices, 11409 Valley View Road, Eden Prairie, Minnesota, 55344. The Secretary will forward any such written communication to the Board, or if indicated, to a specified individual member of the Board, unless the written communication is (i) a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication or a communication not related to the responsibilities or duties of the Board, in which case the Secretary has the authority to discard the communication or to take appropriate legal action regarding the communication; or (ii) a request for information about the company, a stock-related matter or any other matter that does not appear to require direct attention by the Board or any individual director, in which case the Secretary will attempt to handle the inquiry or request directly. All such communications will be kept confidential to the extent possible.

     We do not have a formal policy regarding attendance by members of the Board at our annual meetings of shareholders, but we encourage our directors to attend. All of our directors attended our 2019 Annual Meeting.

Code of Ethics
     We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, including our principal executive officer, principal financial officer, and principal accounting officer. A copy of our Code of Business Conduct and Ethics is available from the “Investors” section of our Website (www.nve.com).

     We intend to post on our Website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and other employees performing similar functions within four business days following the date of such amendment or waiver.

Director Compensation
     Our non-employee directors receive cash compensation of $2,500 per quarter, plus an additional $250 per quarter for the Chairman of the Board of Directors and an additional $125 per quarter for the Audit Committee Chair. Directors forfeit unpaid portions of cash compensation on termination, retirement, disability, or death. In addition to the cash compensation, on each reelection to the Board each non-employee director is automatically granted an immediately vested nonqualified option to purchase 1,000 shares.

     The following table summarizes non-employee director compensation in the fiscal year ended March 31, 2020:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)*	All Other Compensation ($)	Total ($)
Terrence W. Glarner	11,000	-	12,090	-	23,090
Patricia M. Hollister	10,500	-	12,090	-	22,590
Richard W. Kramp	10,000	-	12,090	-	22,090
Gary R. Maharaj	10,000	-	12,090	-	22,090

*	Grant date fair value of option awards are determined using the Black-Scholes standard option pricing model with the assumptions discussed in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2020. As of March 31, 2020, the named directors held options, all of which were exercisable, to purchase the following numbers of shares: Mr. Glarner, 5,000; Ms. Hollister, 7,000; Mr. Kramp, 6,000; and Mr. Maharaj, 6,000.

     Fees earned or paid in cash for the fiscal year ended March 31, 2020 consisted solely of quarterly retainers, the Chairman’s fee, and the Audit Committee Chair’s fee. We do not provide perquisites to our Directors.

PROPOSAL 2. ADVISORY RESOLUTION REGARDING NAMED EXECUTIVE OFFICER COMPENSATION

     SEC rules require shareholders have the opportunity to vote every six calendar years on the frequency of advisory votes on the compensation of our NEOs. At the 2017 and 2011 Annual Meetings of Shareholders, our shareholders voted in favor of an advisory vote regarding the compensation of our Named Executive Officers (“NEOs”) every year. Following those advisory votes, our Board resolved to hold annual say-on-pay votes, and beginning with the 2012 Annual Meeting of Shareholders, shareholders have had the opportunity approve or not approve the compensation of our NEOs every year.

     Shareholders may vote for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables, and narrative discussion is hereby APPROVED.”

     The Board unanimously recommends a vote FOR approval of named executive officer compensation as disclosed in this Proxy Statement.

     Because the vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Compensation Committee will take the vote into account in future NEO compensation decisions.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

     We have three executive officers. Daniel A. Baker is our principal executive officer, Curt A. Reynders is our principal financial officer, and Peter G. Eames is Vice President of Advanced Technology. Dr. Baker’s biographical information can be found under “Proposal 1. Election of Board of Directors.” Biographical information for our other two executive officers is as follows:

      Curt A. Reynders, age 57, has been NVE’s Treasurer and Chief Financial Officer since 2006. From 2001 until his promotion to CFO, Mr. Reynders was our controller. Before joining NVE he served in various accounting, auditing, and accounting management positions with public accounting and industry firms. Mr. Reynders has a BS in Accounting and Economics from Morningside College.

     Peter G. Eames, age 44, was promoted to Vice President of Advanced Technology from Director of Advanced Technology in fiscal 2017. He has been an NVE employee in various capacities since joining the Company in 2003 after completing his Ph.D. in experimental condensed matter physics from the University of Minnesota.

COMPENSATION OVERVIEW

     The following table summarizes some of our current NEO compensation “best practices”:

What We Do	What We Don’t Do

Compensation is aligned with performance.
Although our CEO and CFO total compensation is not directly based on the performance of our Common Stock, it is linked to growth and profitability, which we expect to drive shareholder value.

Our CEO and CFO have significant exposure to our stock price.
Although they are not required to do so, both our CEO and CFO have significant holdings of company stock. As of March 31, 2020, Mr. Baker held company stock with a market value of 12 times his fiscal 2020 salary, and Mr. Reynders held a value of 0.7 times his salary.	We don’t overpay.
Our Compensation Committee believes it would be difficult to achieve performance that would result in CEO compensation comparable to public companies with comparable revenues or market capitalization.

 We don’t unduly dilute our shareholders.
We have a low stock option burn rate and overhang, and none of our NEOs have been granted stock options in the past three years.

We don’t have executive perks.
Our NEOs have not received any significant benefits or perquisites other than those offered to all employees. Our NEOs receive no pension benefits, nonqualified deferred compensation, or other post-employment potential payments.

We don’t provide “golden parachutes.”
Like all our employees, our NEOs are employees at will and don’t have change of control or severance agreements.

EXECUTIVE COMPENSATION

 Summary Compensation Table
     The following table summarizes the compensation paid to our NEOs in the past two fiscal years:

Name and Principal Position	Fiscal Year Ended March 31	Salary ($)	Bonus ($)	Option Awards ($)	Non-equity Incentive Plan Compensation($)(1)	All Other Compensation ($)(2)	Total ($)
Daniel A. Baker	2020	358,800	-	-	78,075	13,080	449,955
President and CEO	2019	345,000	-	-	39,961	12,930	397,891

Curt A. Reynders	2020	206,700	-	-	15,615	11,349	233,664
Chief Financial Officer	2019	195,000	-	-	15,984	11,010	221,994

Peter G. Eames	2020	182,320	-	-	-	10,147	192,467
Vice President, Advanced Technology	2019	172,000	-	-	-	*	172,000

*Less than $10,000
(1)	Paid based on performance achieved during the fiscal year under plans approved by our Compensation Committee at the beginning of the fiscal years.
(2)	Includes contributions made to 401(k) savings plans and Health Savings Accounts on behalf of NEOs, and life and long-term disability insurance premiums paid on behalf of NEOs. NEOs participate in these benefit programs under the same terms as all other employees.

     CEO Dr. Baker’s compensation for the most recent fiscal year consisted primarily of base salary of $358,800 and performance-based incentive plan compensation of $78,075. Dr. Baker’s total compensation increased 13% for fiscal 2020 due primarily to an increase in his incentive compensation potential. Performance-based compensation was based on 0.5% of income from operations in fiscal 2020 plus 5% of the increase in income from operations in fiscal 2020 compared to fiscal 2019. Performance-based compensation was 22% of Dr. Baker’s salary for fiscal 2020 and 12% in fiscal 2019.

     CFO Mr. Reynders’ total compensation consisted of base salary of $206,700 and performance-based incentive compensation of $15,615. Performance-based compensation was based on 0.1% of income from operations in fiscal 2020 plus 0.6% of the increase in income from operations in fiscal 2020 compared to fiscal 2019. Mr. Reynders’ total compensation increased 5% for fiscal 2020 due to a 6% increase in salary.

     Both Dr. Baker’s and Mr. Reynders’ performance-based compensation had thresholds of positive operating income, meaning no incentives would be paid without income from operations. Performance-based compensation criteria were set at the beginning of the fiscal year by the Compensation Committee. The Compensation Committee believes the criteria set a high standard of performance, and that it would be difficult for our CEO or CFO to achieve performance resulting in compensation comparable to CEOs or CFOs of public companies with comparable market capitalization.

     Compensation for Dr. Eames, our Vice President of Advanced Technology was salary and other compensation. His 12% increase in total compensation was due to a 6% increase in salary and recognition of other compensation in fiscal 2020.

Outstanding Equity Awards at Fiscal Year End
     None of our NEOs has ever had any form of equity award other than options, and none of our NEOs has any equity-based awards outstanding as of March 31, 2020.

Employment Agreements
     We have an employment agreement with Dr. Baker that set his initial salary and contains non-competition, confidentiality, and assignment of invention provisions benefiting the Company. The agreement may be terminated by either Dr. Baker or us on thirty days written notice. In addition, we may terminate Dr. Baker’s employment for cause or on his death or incapacity. We have an agreement with Mr. Reynders and Dr. Eames relating to non-competition, confidentiality, and assignment of invention provisions benefiting the Company.

Post-Employment Compensation
     Our NEOs receive no pension benefits, nonqualified deferred compensation, or other post-employment potential payments. Our NEOs are eligible to participate in our 401(k) retirement plan under the same terms as other employees.

Setting Named Executive Officers’ Compensation
     The Compensation Committee charter provides that the Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee has not employed such advisers because it does not believe it is a necessary use of company resources, and we believe members of our Compensation Committee, by virtue of experience in compensation management and service on other boards, have reasonable knowledge of compensation practices. We have no specific targets for NEO compensation relative to peer companies, and no pre-established policy or target for the allocation between salary and performance-based compensation.

Compensation Clawbacks
     Under Section 304 of the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO in what are commonly called “clawbacks.” We also plan to implement a clawback policy in accordance with Section 954 of the Dodd-Frank Act after the SEC issues rules or the NASDAQ issues guidance related to such policies.

Fiscal 2020 Named Executive Officer Compensation
     For the fiscal year ended March 31, 2020, the principal components of compensation for NEOs were salary, plus performance-based compensation based on the Company’s income from operations for Dr. Baker and Mr. Reynders. Dr. Eames’ principal compensation was salary. None of our NEOs have been granted stock options or other equity-based compensation in the past three fiscal years.

PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Our Audit Committee has selected Boulay PLLP as our independent registered public accounting firm to audit our financial statements for fiscal 2020 and recommends that shareholders ratify the selection.

     Boulay audited our fiscal 2020 financial statements, and Grant Thornton LLP audited our financial statements from fiscal 2014 through fiscal 2019. At our 2019 Annual Meeting shareholders ratified Boulay’s selection. Shareholder ratification of our independent registered public accounting firm is not required by our Articles of Incorporation, but our Board is submitting the selection for ratification as a matter of good corporate practice. We expect representatives of Boulay to be at our 2020 Annual Meeting and they will have the opportunity to make a statement if they wish. We also expect them to be available to respond to appropriate questions. If our shareholders fail to ratify the selection Boulay, our Audit Committee will reconsider its engagement. Even if the selection is ratified, the Committee in its discretion may direct the selection of different independent auditors at any time during the year if it determines that such a change would be in our company’s and shareholders’ best interests.

The Board unanimously recommends a vote FOR the ratification of the selection of Boulay PLLP.

AUDIT COMMITTEE DISCLOSURE

Fees Billed to Us by Our Independent Registered Public Accounting Firms During Fiscal 2020 and 2019

Audit Fees
     We incurred fees from Boulay of $88,000 relating to the audit of the March 31, 2020 financial statements, review of the financial statements included in fiscal 2020 quarterly reports on Form 10-Q, and other matters directly relating to the fiscal 2020 audit. We incurred no fees from Boulay during fiscal 2019. We incurred fees from Grant Thornton of $119,600 relating to the audit of the March 31, 2019 financial statements, review of the financial statements included in fiscal 2019 quarterly reports on Form 10-Q, and other matters directly relating to the fiscal 2019 audit.

Tax, Audit-Related, and All Other Fees
      Boulay billed us $13,700 in fees in fiscal 2020 relating to tax return preparation and other tax compliance matters, and Grant Thornton billed us $15,910 in fees in fiscal 2019 relating to tax return preparation and other tax compliance matters. We did not incur any fees for audit-related services in fiscal 2020 or 2019, and no other fees for services were billed to us by Boulay during fiscal 2020 or 2019. We incurred fees from Grant Thornton of $25,000 related to their consent of the March 31, 2019 audited financial statement.

Audit Committee Independence and Preapproval Policy
     To ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit Committee has a policy that requires the Committee to review and approve all services to be provided by accounting firms before the firm is engaged to provide those services. The Committee considers non-audit services and fees when assessing auditor independence, and determined that tax return preparation and other tax compliance services is compatible with maintaining our accounting firms’ independence. To date neither Grant Thornton nor Boulay have performed any other audit-related or non-audit services. If it becomes necessary to engage the independent auditor for additional services not contemplated in the original preapproval, the Company will obtain the specific preapproval of the Committee before engaging the auditor. The preapproval policy requires the Audit Committee to be informed of each service performed by the auditor, and the policy does not include any delegation of the Committee’s responsibilities to management. The Audit Committee may delegate preapproval authority to one or more of its members. The member with such delegated authority will report any preapprovals to the entire Committee at its next scheduled meeting. The Audit Committee approved all fees paid to our accounting firms described in the sections above.

By Order of the Board of Directors
Curt A. Reynders Chief Financial Officer and Secretary
June 22, 2020

The Board of Directors recommends a vote FOR each of the Director nominees, and FOR Proposals 2 and 3:
1.	Elect five directors.
	01	Terrence W. Glarner	03	Patricia M. Hollister	05	Gary R. Maharaj
	02	Daniel A. Baker	04	Richard W. Kramp
	[ ]	Vote FOR all nominees (except as marked)	[ ]	Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any nominee, strike a line through the name(s).
2.	Advisory approval of named executive officer compensation.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	Ratify the selection of Boulay PLLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021.
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
(please sign on the other side)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned, a holder of common stock of NVE Corporation (the “Company”), hereby appoints Curt A. Reynders and Daniel A. Baker, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on August 6, 2020 and any adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 6, 2020: 1) The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders, 2) Shareholder Letter, and 3) Annual Report on Form 10-K for the year ended March 31, 2020 are available at www.nve.com/AnnualReports.

Date   _________________________________

Signature   _________________________________

Signature   _________________________________

Please sign exactly as name appears on the label. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK (ON THE OTHER SIDE), SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.